Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Nomura Partners Funds, Inc. and to the use of our report dated November 25, 2009 on the financial statements and financial highlights of The Japan Fund, Asia Pacific ex Japan Fund, India Fund, Greater China Fund, Global Equity Income Fund, Global Emerging Markets Fund, Global Alpha Equity Fund, International Growth Equity Fund, and International Equity Fund, each a series of shares of Nomura Partners Funds, Inc. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

January 28, 2010